J.P. Morgan Prime Money Market Fund
Supplemental Proxy Information

A Joint Special Meeting of Shareholders of the J.P. Morgan Family of Funds was held on August 20, 1998. Each of the applicable funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Trust unless otherwise specified. The meeting was held for the following purposes:

1. To elect a slate of five Trustees to hold office for a term of unlimited duration subject to the current retirement age of 70.

2a. To approve the amendment of the Fund's investment restriction relating to diversification of assets.

2b. To approve the amendment of the Fund's investment restriction relating to concentration of assets in a particular industry.

2c. To approve the amendment of the Fund's investment restriction relating to the issuance of senior securities.

2d. To standardize the borrowing ability of the Fund to the extent permitted by applicable law.

2e. To approve the amendment of the Fund's investment restriction relating to underwriting.

2f. To approve the amendment of the Fund's investment restriction relating to investment in real estate.

2g. To approve the amendment of the Fund's investment restriction relating to commodities.

2h. To approve the amendment of the Fund's investment restriction relating to lending.

2i. To approve the reclassification of the Fund's other fundamental restrictions as nonfundamental.

3. To approve the reclassification of the Fund's investment objective from fundamental to nonfundamental.

4. To approve a new investment advisory agreement of the Fund.

5. To amend the Declaration of Trust to provide dollar-based voting rights.

6. To ratify the selection of  independent  accountants,  PricewaterhouseCoopers
LLP.

     The results of the proxy solicitation on the above matters were as follows:

Directors/Matter

                                                                       Votes for        Votes against     Abstentions

1.   Frederick S. Addy                                                 2,692,335,831    18,884,648        --
     William G. Burns                                                  2,692,395,937    18,824,542        --
     Arthur C. Eschenlauer                                             2,691,798,990    19,421,489        --
     Matthew Healey                                                    2,692,393,425    18,827,054        --
     Michael P. Mallardi                                               2,692,488,290    18,732,189        --
    Amending of Investment Restrictions:
    2a.  Relating to diversification of assets                         1,680,327,033    20,872,077        21,249,519
    2b.  Relating to concentration of assets                           1,677,274,757    22,929,261        22,244,611
    2c.  Relating to issuance of senior securities                     1,679,166,584    21,037,433        22,244,612
    2d.  Relating to borrowing                                         1,674,558,007    23,052,961        24,837,661
    2e.  Relating to underwriting                                      1,676,575,976    21,962,682        23,909,971
    2f.  Relating to investment in real estate                         1,676,284,602    21,326,366        24,837,661
    2g.  Relating to commodities                                       1,675,751,101    21,620,738        25,076,790
    2h.  Relating to lending                                           1,677,075,084    21,224,446        24,149,099
    2i.   Reclassification of other restrictions as nonfundamental     1,657,332,445    40,278,523        24,837,661
3.   Reclassification of investment objectives                         1,645,546,036    44,735,966        32,166,627
4.   Investment advisory agreement                                     1,661,853,245    33,371,101        27,224,282
5.   Dollar-based voting rights                                        2,645,059,081    16,807,551        47,376,755
6.   Independent accountants, PricewaterhouseCoopers LLP               2,682,031,391    4,303,418         24,885,671